                                                                    EXHIBIT 11.2

                       PARACELSUS HEALTHCARE CORPORATION
          EXHIBIT 11.2 -- COMPUTATION OF PRO FORMA EARNINGS PER SHARE

                                                                                  SIX MONTHS        SIX MONTHS
                                                               YEAR ENDED           ENDED             ENDED
                                                           SEPTEMBER 30, 1995   MARCH 31, 1995    MARCH 31, 1996
                                                           ------------------  ----------------  ----------------
                                                                           (DOLLARS IN THOUSANDS,
                                                                           EXCEPT PER SHARE DATA)
PRIMARY:
Weighted average common shares outstanding...............          46,851             46,745            47,001
Net effect of dilutive stock options and
 warrants -- based on the treasury stock method using
 average market price (1)................................           3,473              3,582            --
                                                                 --------           --------          --------
Total primary shares.....................................          50,324             50,327            47,001
                                                                 --------           --------          --------
                                                                 --------           --------          --------
Income (loss) applicable to common stock.................      $    7,472         $    3,695        $   (6,706)
                                                                 --------           --------          --------
                                                                 --------           --------          --------
Income (loss) per share..................................      $     0.15         $     0.07        $    (0.14)
                                                                 --------           --------          --------
                                                                 --------           --------          --------
FULLY DILUTED:
Weighted average common shares outstanding...............          46,851             46,745            47,001
Net effect of dilutive stock options and
 warrants -- based on the treasury stock method using the
 year-end market price, if higher than average market
 price (1)...............................................           3,473              3,582            --
Assumed conversion of convertible debt...................          --                 --                --
                                                                 --------           --------          --------
Total fully diluted shares...............................          50,324             50,327            47,001
                                                                 --------           --------          --------
                                                                 --------           --------          --------
Net Income (loss)........................................      $    7,472         $    3,695        $   (6,706)
                                                                 --------           --------          --------
                                                                 --------           --------          --------
Income (loss) per share..................................      $     0.15         $     0.07        $    (0.14)
                                                                 --------           --------          --------
                                                                 --------           --------          --------
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(1)  The effect of options was anti-dilutive  for the six months ended March 31,
    1996.